Exhibit 5.2

                                                                          [LOGO]
                                                                    THE HARTFORD

March 16, 2006

To:  Board of Directors of Hartford Life Insurance Company

RE:    Enforceability of Funding Agreements Issued to Certain Trusts

Ladies and Gentlemen:

I am an attorney with Hartford Life Insurance Company ("Hartford Life"), a Connecticut life insurance corporation.

I am furnishing this opinion in connection with the issuance by Hartford Life of the funding agreements listed below (each a "Contract") to the trusts (each a "Trust") listed below on or about the date of this letter:

   CONTRACT                          CONTRACTHOLDER
   --------                          --------------

   Funding Agreement FA-406027       Hartford Life Global Funding Trust 2006-027
   Funding Agreement FA-406028       Hartford Life Global Funding Trust 2006-028
   Funding Agreement FA-406029       Hartford Life Global Funding Trust 2006-029

In each instance the Trust was established pursuant to the Hartford Life Global Funding note issuance program (the "Program") described in that certain registration statement on Form S-3 filed on March 18, 2005, as amended by Pre-Effective Amendment No. 1 filed with the Commission on April 12, 2005 and Post-Effective Amendment No.1 filed with the Commission on December 13, 2005 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement describes (i) the registration and public offering of up to $5 billion, in the aggregate principal amount of notes (the "Notes") to be issued by a series of trusts and (ii) the registration of up to $5,000,000,000, or the equivalent amount in one or more foreign or composite currencies, aggregate principal amount of Hartford Life's funding agreements (each, a "Contract") to be sold to the trusts described below in connection with the issuance and sale of the Notes.

Each of the Trusts is intended to be a trust described in the prospectus dated April 15, 2005 (including the prospectus supplement relating to IncomeNotessm dated May 5, 2005), and included in the Registration Statement (together, the "Prospectus"). Once duly formed, each Trust is authorized to issue no more than a single series of Notes and to take certain other actions necessary or appropriate to such issuance. The proceeds from the sale of each series of Notes are to be used by each Trust to purchase separately from Hartford Life a funding agreement, such as the Contracts listed above. As described in the Prospectus, the Notes issued by each Trust are to be secured by the assignment to an indenture trustee of its Contract and all proceeds from its Contract.

In connection with the foregoing, I, or persons under my supervision, have examined an original or copies certified to my satisfaction as being a true copy of the certificate of incorporation and/or direction, bylaws of Hartford Life, and have reviewed such other corporate records, instruments and other documents as deemed necessary or appropriate in order to render the opinions set forth herein. I, or persons under my supervision or direction, have also reviewed, in unexecuted form, each of the Contracts.

In the examination of various documents, instruments and records, including without limitation any referred to in this opinion letter, and in connection with the opinions herein expressed, I have assumed the competency of all individual signatories, the genuineness of all signatures, submitted as certified, photostatic or electronic copies, and the authenticity of the originals of such latter documents.


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Page 2
March 16, 2006


Based upon and subject to the foregoing, I am of the opinion that, as of the date of this letter:

        (a) Hartford Life is a Connecticut domiciled insurance company duly organized, validly existing and in good standing under the laws of Connecticut as a corporation formed for the purposes of conducting the business of a life insurance company. Hartford Life has the necessary corporate authority to enter into each of the Contracts and to perform its respective obligations thereunder.

         (b) Hartford Life has obtained licenses from the states of Connecticut and Delaware, which authorize Hartford Life to conduct life insurance business and to issue insurance contracts (including each of the Contracts) in those states. Hartford Life has all necessary authority to execute and to issue such Contracts under applicable Connecticut and Delaware insurance laws and regulations and orders and interpretations of the Connecticut Insurance Department and the Delaware Insurance Department.

         (c) The issuance of each of the Contracts has been approved by all necessary corporate action on the part of Hartford Life; and each Contract constitutes the legal, valid and binding obligation of Hartford Life, enforceable in accordance with its terms, except to the extent enforceability thereof may be limited by (i) bankruptcy, insolvency, fraudulent conveyances, fraudulent transfers, reorganization, or moratorium or other similar laws now or hereafter in effect relating to or effecting the enforcement of creditors' rights or remedies generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing.


I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Current Report of Hartford Life on Form 8-K and to the use of my name under the heading "Legal Matters" in the Prospectus and to the incorporation by reference of this opinion and consent as exhibits to the Registration Statement filed in accordance with Rule 462(b) under the Act. In giving the foregoing consents, I do not thereby admit that I come within the category of persons, whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ John F. Kennedy

John F. Kennedy
Assistant Counsel
Hartford Life Insurance Company